Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A (No. 333-288157) of our report dated June 18, 2025, relating to the financial statements of NeuroSpectrum Insights, Inc. (f/k/a Autism Diagnostic Technologies, Inc.) for the years ended December 31, 2024 and 2023, and to the reference to our Firm under the caption “Experts” in the Registration Statement. Our report contains an explanatory paragraph about NeuroSpectrum Insights, Inc.’s ability to continue as a going concern.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

January 23, 2026